FOR IMMEDIATE RELEASE Contact: Barbara K. Hembree

August 11, 2006 317.465.0445

bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis

To Delay Filing Form 10-Q

Indianapolis, IN--The Federal Home Loan Bank of Indianapolis (FHLBI) announced today that it will not file its Form 10-Q for the fiscal quarter ended June 30, 2006, by its August 14 filing deadline because it is still in discussions with the Securities and Exchange Commission (SEC) regarding certain technical accounting issues.

Because there has been no determination when the ongoing discussions with the SEC will be concluded, the FHLBI said it cannot determine when it will be able to file its Form 10-Q. The FHLBI and the SEC are reviewing technical accounting issues related to its historical hedge effectiveness testing procedures and supporting documentation under Statement of Financial Accounting Standard 133, and the FHLBI cannot determine the impact the resolution of these issues may have, if any, on the information presented in the FHLBI's historical and current financial statements. The FHLBI's Form 10-Q for the quarter ended June 30, 2006, will be filed with the SEC as soon as practical after final resolution of these issues.

The FHLBI has been in discussions with the SEC staff regarding the sufficiency of the documentation of its historical methods used to statistically measure hedge effectiveness prior to 2006 in significant portions of its derivatives portfolio. Based on its initial submissions to the SEC staff, they objected to such methods, and the FHLBI is now in the process of supplying supplemental documentation to the SEC staff for review. There can be no assurances that the FHLBI will not be required to perform additional testing or that the use of hedge accounting will ultimately be determined to have been incorrect. In the event that it is determined that the FHLBI's use of hedge accounting in its financial statements was inappropriate, the change in accounting methods is expected to have a material impact on its prior financial statements, and the FHLBI may be required to restate such prior financial statements. The amount of any resulting adjustments has not been determined at this time. The impact of such a restatement on the FHLBI's prior financial statements would be expected to reverse itself over the remaining life of the transactions.

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q including risk factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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The Federal Home Loan Bank of Indianapolis is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for insured financial institutions, such as commercial banks, savings institutions, credit unions and insurance companies. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations.

The FHLBI promotes Building Partnerships, Serving Communities by serving as a wholesale source of funds for chartered financial institutions throughout Indiana and Michigan. For more information about the FHLBI, visit www.fhlbi.com.